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                                  EXHIBIT 10.10


                                 AMENDMENT NO. 1
                                       TO
                   EXCO RESOURCES, INC. 1998 STOCK OPTION PLAN


         1. Article Five of the EXCO Resources, Inc. 1998 Stock Option Plan is hereby amended to read in its entirety as follows:

         "SHARES SUBJECT TO THE PLAN

                      Subject to adjustment as provided in Articles 13 and 14, the maximum number of Common Stock that may be delivered pursuant to Awards granted under the Plan is (a) one million, six hundred thousand (1,600,000) shares; plus (b) shares of Common Stock previously subject to Awards which are forfeited, terminated, or expired unexercised; plus
         (c) without duplication for shares counted under the immediately preceding clause, a number of shares of Common Stock equal to the number of shares repurchased by the Company in the open market or otherwise and having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the sale of shares of Common Stock under the Plan; plus (d) any shares of Common Stock surrendered to the Company in payment of the exercise price of options issued under the Plan.

                      Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan."

         2. No other term or provision of the EXCO Resources, Inc. 1998 Stock Option Plan shall be affected by this Amendment.

         This Amendment was approved by the EXCO Resources, Inc. Board of Directors to be effective on April 20, 1999. The Shareholders of EXCO Resources, Inc. approved this Amendment on April 20, 1999.